Exhibit 99.1

PSB Announces Quarterly Earnings of $.57 Per Share

Wausau, Wisconsin [OTCBB:PSBQ.OB] – Peter W. Knitt, President and CEO of PSB Holdings, Inc. (“PSB”) and Peoples State Bank (“Peoples”) announced June 2009 quarterly earnings of $.57 per share on net income of $883,000 compared to earnings of $.65 per share on net income of $1,006,000 during the most recent March 2009 quarter and $.66 per share on net income of $1,019,000 during the prior year June 2008 quarter.  An industry wide FDIC special assessment reduced PSB net income by $160,000, or $.10 per share during the June 2009 quarter.  Year to date for the six months ended June 30, 2009, earnings were $1.21 per share on net income of $1,889,000 compared to $1.30 per share on net income of $2,021,000 last year.  Excluding the FDIC special assessment, quarterly and year to date 2009 earnings per share would have been $.67 and $1.31, respectively.

Mr. Knitt indicated, “We continue to deliver consistent income returns despite increasing our provision for potential future credit losses.  Ongoing mortgage refinancing income along with higher net interest income has offset significantly higher provisions for estimated loan losses and FDIC insurance costs.  We are proud to be a source of financial stability to our customers and shareholders during this slow economy.  PSB shareholders have received value from our financial strength with a recent increase in the semi-annual cash dividend to $.35 per share as well as a 10% increase in net book value per share during the past twelve months, reaching $26.47 per share at June 30, 2009.”

Knitt continued, “Many recent accomplishments give me optimism for the remainder of 2009.  PSB closed its $7 million 8% Senior Subordinated Note issue on July 1 in the face of investor demand greater than our issue amount.  The after tax cost of the Notes of 5.28% compares favorably to the U. S. Treasury’s TARP capital program cost of 6.45% originally considered by PSB.  The new Notes will provide the capital required by banking regulation to continue loan growth.  While some banks have curtailed lending, our commercial loan growth continues to be strong driving average total loans to increase 8% during the past year.  This growth does not include residential mortgage loans sold to other investors for which PSB services the payments, which increased 25% since June 30, 2008.  Today, loans receivable together with serviced mortgage loans total $663 million.”

Knitt also noted, “Certainly, the current recession impacts the northern Wisconsin economy similar to the rest of the country and we continue to see rising loan delinquencies with nonperforming loans currently 3.11% of the total portfolio.  A large portion of these loans is due from one borrower in foreclosure on which we have strong collateral and do not expect a significant loss.  Excluding this loan, nonperforming loans would be 1.85% of loans compared to 1.24% at June 30, 2008.  We currently maintain an allowance for potential loan losses equal to 1.47% of total loans, up from 1.24% last year.”

Return on average assets was .62% (.73% before the FDIC special assessment described previously) and .76% during the quarters ended June 30, 2009 and 2008, respectively.  Return on average stockholders’ equity was 8.41% (9.93%  before the FDIC special assessment) and 10.58% during the quarters ended June 30, 2009 and 2008, respectively.

Return on average assets was .67% (.72% before the FDIC special assessment) and .76% during the six months ended June 30, 2009 and 2008, respectively.  Return on average stockholders’ equity was 9.16% (9.94% before the FDIC special assessment) and 10.64% during the six months ended June 30, 2009 and 2008, respectively.

Balance Sheet Growth

Total assets were $581.8 million at June 30, 2009 compared to $570.5 million at December 31, 2008 and $545.0 million at June 30, 2008, increasing $36.8 million or 6.7% during the past twelve months.  Net loans receivable increased $9.6 million to $434.2 million at June 30, 2009 compared to $424.6 million at December 31, 2008, but increased $33.1 million, or 8.2%, compared to net loans of $401.1 million at June 30, 2008.  Loan growth has come from commercial loans, including commercial real estate loans, while residential mortgage loans held for investment have declined as some borrowers refinanced into the secondary market.

Total deposits at June 30, 2009 were $431.8 million compared to $427.8 million at December 31, 2008 and $402.9 million at June 30, 2008.  Local deposits grew $7.3 million, or 2.2%, to $346.6 million since June 30, 2008, with the remaining $21.6 million of deposit growth seen in wholesale and brokered deposits.  All wholesale funding, including brokered deposits, FHLB advances, and other borrowings was $174.9 million, $155.5 million, and $155.9 million, at June 30, 2009, December 31, 2008, and June 30, 2008, respectively.  Wholesale funding to total assets was 30.1%, 27.3%, and 28.6% at June 30, 2009, December 31, 2008, and June 30, 2008, respectively.

Asset Quality and Allowances for Loan Loss

PSB’s provision for loan losses was $600,000 in the June 2009 quarter compared to $700,000 in the most recent March 2009 quarter and $135,000 in the prior year June 2008 quarter.  The provision for loan losses increased dramatically during 2009 from an increase in nonperforming loans as well as internal assessments of currently performing loans with factors that increase the risk for future delinquency.

Annualized net charge-offs continue to be lower than industry averages and were .16% and .15% of average loans during the quarters ended June 30, 2009 and March 31, 2009, respectively.  Year to date, annualized net charge offs were .15% and .04% of average loans during 2009 and 2008, respectively.  At June 30, 2009, the allowance for loan losses was $6,496,000 or 1.47% of total loans compared to $5,521,000, or 1.28% of total loans at December 31, 2008, and $5,047,000, or 1.24% of total loans at June 30, 2008.

Nonperforming assets increased $2,042,000, or 16.1%, to $14.7 million at June 30, 2009 compared to $12.7 million at March 31, 2009, and increased $2,864,000, or 24.2%, compared to $11.9 million at December 31, 2008.  Nonperforming loans have increased dramatically since June 30, 2008 due primarily to the addition of a $5.5 million loan receivable during September 2008 whose source of future principal payments must come from sale of the lakefront/land development collateral.  The increase in nonperforming assets during the quarter ended June 2009 was from addition of a $1.5 million purchased loan participation secured by developmental real estate construction.  Excluding the large $5.5 million loan, nonperforming assets would have been $9.2 million at June 30, 2009, and $6.3 million at December 31, 2008, or 1.58% of total assets at June 30, 2009, compared to 1.11% of total assets at December 31, 2008, and 1.05% of total assets at June 30, 2008.

PSB believes it will not incur a significant loss on the $5.5 million problem loan based on the terms of a collateral appraisal obtained during June 2008 and interest from potential purchasers of the property following foreclosure, but did maintain a specific reserve for loss totaling $214,000 at June 30, 2009 and $200,000 at December 31, 2008.  PSB expects to receive confirmation of the foreclosure sale during the September 2009 quarter.

Excluding the $5.5 million nonperforming loan, at June 30, 2009, PSB’s internal credit grading system identified 19 separate loan relationships totaling $4.0 million against which $1,109,000 in loan loss reserves were recorded.  Again excluding the $5.5 million loan, at December 31, 2008, PSB’s internal credit grading system identified 14 separate loan relationships totaling $1.8 million against which $610,000 in loan loss reserves were recorded.

PSB expects to see continued deterioration in credit quality in its commercial portfolio as the local economy contracts and impacts locally owned small to mid market businesses which make up its customer base.  These factors are likely to increase the level of nonperforming assets in future quarters.

Restructured and nonaccrual loans remain classified as nonperforming loans until the uncertainty surrounding the credit is eliminated.  Therefore, some borrowers continue to make loan payments while maintained on non-accrual status.  PSB applies all payments received on nonaccrual loans to principal until the loan is returned to accrual status.  Nonperforming assets are shown in the following table.

Non-Performing Assets as of	June 30,		December 31,
(dollars in thousands)	2009	2008	2008

Nonaccrual loans	$12,959	$4,402	$10,590
Accruing loans past due 90 days or more	–	–	–
Restructured loans not on nonaccrual	736	640	748

Total nonperforming loans	13,695	5,042	11,338
Foreclosed assets	1,028	680	521

Total nonperforming assets	$14,723	$5,722	$11,859

Nonperforming loans as a % of gross loans	3.11%	1.24%	2.64%
Total nonperforming assets as a % of total assets	2.53%	1.05%	2.08%

Capital and Liquidity

During the six months ended June 30, 2009, stockholders’ equity increased $1,378,000, or 3.5% from retained net income of $1,339,000 (net of $550,000 of dividends paid).  During the June 2009 quarter, average tangible stockholders’ equity was 6.97% of average assets compared to 6.88% of assets during the March 2009 quarter and 6.99% of assets during the June 2008 quarter.

On July 1, 2009, PSB closed its $7 million 8% Senior Subordinated Notes issue and contributed the net proceeds to its subsidiary, Peoples State Bank.  While the Notes are reflected as debt on the Consolidated Balance Sheets, the debt is reclassified as equity for banking regulatory purposes.  Due to this increase in regulatory capital, PSB’s total risk adjusted capital ratio increased to approximately 12.4% compared to 10.96% at March 31, 2009.  To retain “well capitalized” status under banking regulation, Peoples State Bank’s total risk adjusted capital ratio must be greater than 10%.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs.  At June 30, 2009, unused (but available) wholesale funding was approximately $160 million, or 27% of total assets, compared to $118 million, or 21% of total assets at December 31, 2008.  The increase in wholesale funding availability during the June 2009 quarter was due to PSB’s acceptance by the Federal Reserve to participate in their “Borrower in Custody” program in which performing commercial and commercial real estate loans are pledged against potential short-term Discount Window advances.  Since the pledged commercial related loans were unencumbered and not generally accepted as collateral for other borrowing lines, the $43 million of additional borrowing capacity provided by the Discount Window program significantly increased the amount of wholesale funds unused and available.  PSB continues to expand the collateral accepted under the program and expects to increase the total Discount Window maximum borrowing capacity from the current limit of $43 million to $100 million during the September 2009 quarter.  Discount Window advances are expected to provide both emergency liquidity (as needed) as well as low cost funding for growth of adjustable rate loans held for investment.

Net Interest Margin

Tax adjusted net interest income totaled $4,375,000 during the June 2009 quarter compared to $4,318,000 in the March 2009 quarter and $3,782,000 in the June 2008 quarter  Year to date tax adjusted net interest income was $8,692,000 through June 30, 2009 compared to $7,545,000 during 2008, an increase of 15.2%.  Approximately $642,000 of the increase was from growth in earning assets over the prior year’s quarter and approximately $505,000 was from an increase in net interest margin from 3.02% during the six months ended June 30, 2008 to 3.25% during 2009.

In the most recent quarter, net margin decreased from 3.26% in the March 2009 quarter to 3.23% in the June 2009 quarter as a decline in loan yields of .16% from 5.89% to 5.73% was greater than the decline in interest bearing and time deposits costs of .13% from 2.52% to 2.39%.  During the June 2009 quarter, wholesale funding and time deposit costs continued to fall but nonmaturity interest bearing deposit costs increased slightly.  These core deposits are expected to be near their low rate of the interest rate cycle due to competition for such deposits.  In the coming quarter, loan yields and certificate of deposit and wholesale funding costs are expected to decline similar amounts, resulting in continued strong net margin compared to that seen during calendar 2008.

Noninterest and Fee Income

Total noninterest income for the quarter ended June 30, 2009 was $1,442,000 compared to $1,072,000 earned during the June 2008 quarter, an increase of $370,000, or 34.5%.  The increase resulted primarily from additional mortgage banking income of $263,000 and gain on sale of a loan totaling $122,000.  Ongoing intervention by various United States Treasury programs and open market mortgage related asset purchases by the Federal Reserve since December 2008 have dramatically lowered long-term residential mortgage rates, continuing a wave of mortgage refinancing into the June 2009 quarter, although June 2009 quarterly mortgage banking income was 66% of the level seen during the March 2009 quarter.  While some refinance activity continues, PSB expects quarterly mortgage banking income to continue to slow during the remainder of 2009.

Operating Expenses

Total noninterest expenses increased $676,000, or 21.5%, during the June 2009 quarter to $3,817,000 compared to total noninterest expenses of $3,141,000 during the June 2008 quarter.  The majority of the increase was due to increased FDIC insurance expense of $356,000.  Salaries and employee benefits also increased $308,000 compared to the prior year quarter.  All other expenses increased a total of $12,000.

During the June 2009 quarter, the FDIC charged an industry wide special assessment equal to 5 basis points (.05%) of total assets to recapitalize the FDIC insurance fund in light of ongoing and expected bank failures.  This special assessment increased PSB’s FDIC insurance expense by $264,000 during the quarter.  PSB also expects the FDIC to exercise its right to charge further industry wide special assessments in the future although the final timing and amount of such assessments remains unknown.

PSB expects FDIC insurance premiums during all of 2009 to be dramatically greater than seen during 2008.

Increased June 2009 quarterly wages and benefits were driven primarily by increased self insured health plan claims which increased $112,000, or 64% over the prior year’s June 2008 quarter.  PSB expects health insurance expenses to decline in coming quarters from currently elevated levels.  Since the prior year, PSB has also expanded its commercial product and services sales force to capitalize on market opportunities.  Total salaries and wages have increased approximately $85,000, or 5.9% compared to the prior year’s quarter due to a larger employee base and annual inflationary wages increases.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank.  Peoples is headquartered in Wausau, Wisconsin, operating eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties.  In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release.  Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions referred to under “Forward - Looking Statements” in Item 1 of PSB’s Form 10-K for the year ended December 31, 2008.  PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PSB Holdings, Inc.
Quarterly Financial Summary
(dollars in thousands, except per share data)

		Quarter ended – Unaudited
	June 30,	March 31,	December 31,	September 30,	June 30,
Earnings and dividends:	2009	2009	2008	2008	2008

Net income	$ 883	$ 1,006	$ 1,059	$ 221	$ 1,019
Basic earnings per share(3)	$ 0.57	$ 0.65	$ 0.68	$ 0.14	$ 0.66
Diluted earnings per share(3)	$ 0.57	$ 0.65	$ 0.68	$ 0.14	$ 0.66
Dividends declared per share(3)	$ 0.35	$ –	$ 0.34	$ –	$ 0.34
Net book value per share	$ 26.47	$ 26.53	$ 25.76	$ 24.71	$ 24.08
Semi-annual dividend payout ratio	28.90%	n/a	41.12%	n/a	26.13%
Average common shares outstanding	1,559,314	1,559,198	1,548,898	1,548,898	1,548,898

Balance sheet – average balances:

Loans receivable, net of allowances	$ 429,104	$ 421,029	$ 415,468	$ 405,578	$ 396,635
Total assets	$ 575,743	$ 569,372	$ 559,932	$ 551,077	$ 539,020
Deposits	$ 429,849	$ 427,490	$ 420,856	$ 413,848	$ 397,092
Stockholders’ equity	$ 42,118	$ 41,072	$ 38,668	$ 37,884	$ 38,729

Performance ratios:

Return on average assets(1)	0.62%	0.72%	0.75%	0.16%	0.76%
Return on avg. stockholders’ equity(1)	8.41%	9.93%	10.90%	2.32%	10.58%
Average tangible stockholders’ equity
to average assets(4)	6.97%	6.88%	6.87%	6.91%	6.99%
Net loan charge-offs to average loans(1)	0.16%	0.15%	0.10%	0.04%	0.05%
Nonperforming loans to gross loans	3.11%	2.82%	2.64%	2.58%	1.24%
Allowance for loan loss to gross loans	1.47%	1.41%	1.28%	1.25%	1.24%
Net interest rate margin(1)(2)	3.23%	3.26%	3.02%	2.84%	2.99%
Net interest rate spread(1)(2)	2.90%	2.94%	2.64%	2.45%	2.57%
Service fee revenue as a percent of
average demand deposits(1)	2.64%	2.68%	3.01%	3.13%	3.25%
Noninterest income as a percent
of gross revenue	16.45%	15.80%	12.78%	0.29%	12.57%
Efficiency ratio(2)	65.62%	59.66%	61.53%	85.70%	64.71%
Noninterest expenses to avg. assets(1)	2.66%	2.42%	2.23%	2.31%	2.34%

Stock price information:

High	$ 23.75	$ 18.75	$ 20.75	$ 25.75	$ 26.65
Low	$ 17.00	$ 14.40	$ 14.40	$ 22.50	$ 24.00
Market value at quarter-end	$ 23.50	$ 18.75	$ 14.40	$ 22.50	$ 24.85

(1) Annualized

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis.

(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4) Tangible stockholders’ equity excludes the impact of cumulative other comprehensive income (loss).

PSB Holdings, Inc.
Consolidated Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollars in thousands, except per share data – unaudited)	2009	2008	2009	2008

Interest and dividend income:
Loans, including fees	$ 6,186	$ 6,245	$ 12,349	$ 12,737
Securities:
Taxable	805	851	1,616	1,693
Tax-exempt	332	342	687	672
Other interest and dividends	1	18	3	58

Total interest and dividend income	7,324	7,456	14,655	15,160

Interest expense:
Deposits	2,240	2,904	4,584	6,067
FHLB advances	577	633	1,166	1,239
Other borrowings	168	237	353	496
Senior subordinated notes	57	–	57	–
Junior subordinated debentures	114	114	227	227

Total interest expense	3,156	3,888	6,387	8,029

Net interest income	4,168	3,568	8,268	7,131
Provision for loan losses	600	135	1,300	270

Net interest income after provision for loan losses	3,568	3,433	6,968	6,861

Noninterest income:
Service fees	352	399	688	763
Mortgage banking	496	306	1,253	608
Gain on sale of loan	122	–	122	–
Investment and insurance sales commissions	151	84	244	198
Loss on disposal of premises and equipment	–	(7)	(98)	(9)
Increase in cash surrender value of life insurance	102	91	203	180
Other noninterest income	219	199	406	356

Total noninterest income	1,442	1,072	2,818	2,096

Noninterest expense:
Salaries and employee benefits	2,029	1,721	3,792	3,461
Occupancy and facilities	443	501	985	1,012
Data processing and other office operations	229	260	484	471
Advertising and promotion	105	88	178	175
FDIC insurance premiums	429	73	595	117
Other noninterest expenses	582	498	1,180	1,023

Total noninterest expense	3,817	3,141	7,214	6,259

Income before provision for income taxes	1,193	1,364	2,572	2,698
Provision for income taxes	310	345	683	677

Net income	$ 883	$ 1,019	$ 1,889	$ 2,021
Basic earnings per share	$ 0.57	$ 0.66	$ 1.21	$ 1.30
Diluted earnings per share	$ 0.57	$ 0.66	$ 1.21	$ 1.30

PSB Holdings, Inc.
Consolidated Balance Sheets
June 30, 2009 unaudited, December 31, 2008 derived from audited financial statements

(dollars in thousands, except per share data – unaudited)	2009	2008
Assets

Cash and due from banks	$ 9,059	$ 12,307
Interest-bearing deposits and money market funds	4,292	865

Cash and cash equivalents	13,351	13,172

Securities available for sale (at fair value)	103,818	102,930
Loans held for sale	138	245
Loans receivable, net of allowance for loan losses	434,182	424,635
Accrued interest receivable	2,150	2,195
Foreclosed assets	1,028	521
Premises and equipment, net	10,440	10,929
Mortgage servicing rights, net	1,046	785
Federal Home Loan Bank stock (at cost)	3,250	3,250
Cash surrender value of bank-owned life insurance	10,172	9,969
Other assets	2,196	1,855

TOTAL ASSETS	$ 581,771	$ 570,486

Liabilities

Non-interest-bearing deposits	$ 55,333	$ 54,233
Interest-bearing deposits	376,503	373,568

Total deposits	431,836	427,801

Federal Home Loan Bank advances	60,750	65,000
Other borrowings	28,839	25,631
Senior subordinated notes	6,550	–
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	4,787	4,423

Total liabilities	540,494	530,587

Stockholders' equity

Preferred stock – no par value: Authorized – 30,000 shares	–	–
Common stock – no par value with a stated value of $1 per share:
Authorized – 3,000,000 shares
Issued – 1,751,431 shares; Outstanding – 1,559,314 shares	1,751
Issued – 1,751,431 shares; Outstanding – 1,548,898 shares		1,751
Additional paid-in capital	5,586	5,856
Retained earnings	37,667	36,328
Accumulated other comprehensive income	1,477	1,450
Treasury stock, at cost – 192,117 and 202,533 shares, respectively	(5,204)	(5,486)

Total stockholders’ equity	41,277	39,899

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 581,771	$ 570,486

PSB Holdings, Inc.
Average Balances and Interest Rates
Quarter Ended June 30,

		2009			2008
	Avg Bal	Interest	Yield/Rate	Avg Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$ 435,247	$ 6,222	5.73%	$ 401,619	$ 6,277	6.29%
Taxable securities	65,916	805	4.90%	64,616	857	5.33%
Tax-exempt securities(2)	36,431	503	5.54%	35,942	518	5.80%
FHLB stock	3,250	–	0.00%	3,209	–	0.00%
Other	2,430	1	0.17%	3,176	18	2.28%

Total(2)	543,274	7,531	5.56%	508,562	7,670	6.07%

Non-interest-earning assets:
Cash and due from banks	12,423			9,581
Premises and equipment, net	10,542			11,127
Cash surrender value ins.	10,110			9,112
Other assets	5,537			5,622
Allowance for loan losses	(6,143)			(4,984)

Total	$ 575,743			$ 539,020

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$ 98,471	$ 348	1.42%	$ 83,374	$ 416	2.01%
Money market deposits	70,298	238	1.36%	70,358	382	2.18%
Time deposits	207,563	1,654	3.20%	193,926	2,106	4.37%
FHLB borrowings	62,835	577	3.68%	64,121	633	3.97%
Other borrowings	26,040	168	2.59%	26,958	237	3.54%
Senior subordinated notes	2,834	57	8.07%	–	–	0.00%
Junior subordinated debentures	7,732	114	5.91%	7,732	114	5.93%

Total	475,773	3,156	2.66%	446,469	3,888	3.50%

Non-interest-bearing liabilities:
Demand deposits	53,517			49,434
Other liabilities	4,335			4,388
Stockholders’ equity	42,118			38,729

Total	$ 575,743			$ 539,020

Net interest income		$ 4,375			$ 3,782
Rate spread			2.90%			2.57%
Net yield on interest-earning assets			3.23%			2.99%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

PSB Holdings, Inc.
Average Balances and Interest Rates
Six months ended June 30,

		2009			2008
	Avg Bal	Interest	Yield/Rate	Avg Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$ 430,971	$ 12,419	5.81%	$ 394,989	$ 12,796	6.51%
Taxable securities	65,552	1,616	4.97%	65,032	1,702	5.26%
Tax-exempt securities(2)	37,263	1,041	5.63%	35,042	1,018	5.84%
FHLB stock	3,250	–	0.00%	31,113	–	0.00%
Other	2,821	3	0.21%	3,752	58	3.11%

Total(2)	539,857	15,079	5.63%	501,928	15,574	6.24%

Non-interest-earning assets:
Cash and due from banks	12,501			9,785
Premises and equipment, net	10,685			11,099
Cash surrender value ins.	10,059			8,975
Other assets	5,345			5,999
Allowance for loan losses	(5,881)			(4,945)

Total	$ 572,566			$ 532,841

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$ 102,329	$ 715	1.41%	$ 88,505	$ 1,003	2.28%
Money market deposits	69,826	460	1.33%	71,582	879	2.47%
Time deposits	204,365	3,409	3.36%	186,531	4,185	4.51%
FHLB borrowings	62,873	1,166	3.74%	60,769	1,239	4.10%
Other borrowings	25,881	353	2.75%	26,541	496	3.76%
Senior subordinated notes	1,425	57	8.07%	–	–	0.00%
Junior subordinated debentures	7,732	227	5.92%	7,732	227	5.90%

Total	474,431	6,387	2.71%	441,660	8,029	3.66%

Non-interest-bearing liabilities:
Demand deposits	52,156			48,235
Other liabilities	4,394			4,734
Stockholders’ equity	41,585			38,212

Total	$ 572,566			$ 532,841

Net interest income		$ 8,692			$ 7,545
Rate spread			2.92%			2.58%
Net yield on interest-earning assets			3.25%			3.02%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.